UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Materials Pursuant to §240.14a-12

AMERICAN CENTURY INTERNATIONAL BOND FUNDS
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

          Your vote counts!

You will soon receive a package from American Century Investments® requesting your vote on proposals concerning your funds.* This package will include a description of the proposals and instructions on how to easily cast your vote by:

•  Internet                      •  Telephone                           •  Mail

Please vote as soon as possible after receiving the information to avoid reminder notices. If you have questions, please call our proxy consultant (Broadridge) at 1-866-450-8467.

*Only shareholders invested in American Century funds on March 19, 2010, will be eligible to vote. If you were enrolled in eCommunication as of March 18, 2010, you will receive the proxy statement(s) by email.

The American Century Funds have filed proxy statements with the U.S. Securities and Exchange Commission (SEC).  Investors are urged to read the proxy statement(s) because it contains important information.  The proxy statements and other relevant documents are available free of charge on the SEC's Web site at www.sec.gov or by calling 1-866-450-8467.

®2010 American Century Proprietary Holdings, Inc. All rights reserved.

CL-FLY-68226

      Your vote is critical for upcoming proxies

You will soon receive one or more important proxy packages about upcoming American Century Investments shareholder meetings that affect the fund(s) you own. The packages include details on proposals that require a shareholder vote. You will be provided several voting options that will make it easy for you to cast your vote.

Please vote as soon as possible after you receive your packages. Your prompt response helps ensure that the shareholder meeting will be held as scheduled and avoid reminder mailings.

The American Century Funds will file proxy statements with the U.S. Securities and Exchange Commission (SEC). Investors are urged to read the proxy statements because they contain important information. The proxy statements and other relevant documents will be available free of charge on the SEC’s Web site at www.sec.gov or by calling 1-866-450-8467.